Exhibit 10.1

Leone Patterson

***

Re: Employment Terms for Chief Financial Officer

Dear Ms. Patterson:

This letter agreement (the “Agreement”) memorializes the employment terms for your anticipated hire by Adverum Biotechnologies, Inc. (the “Company”) in the position of Chief Financial Officer reporting to Paul Cleveland, Chief Executive Officer. These terms will become effective on June 15, 2016, or at a later date determined by mutual agreement and approved by the Board of Directors of the Company (as applicable, the “Hire Date”).

Effective as of the Hire Date, your employment terms will be as follows:

1. Compensation and Benefits.

Your base salary will be $340,000 annually, subject to payroll deductions and all required withholdings, representing full-time employment with the Company. Your salary will be paid in accordance with the Company’s standard payroll schedule.

In addition, for each calendar year starting 2016 you will be eligible to earn an annual performance bonus with a target bonus amount equal to Forty Percent (40%) of your salary earned during the bonus year, provided that you are actively employed from the Hire Date through and including the date the bonus is paid. Your annual bonus will be calculated based on attainment of individual goals (including corporate and personal objectives) to be determined by the Company’s management each year. Bonus payments will be in the form of cash and/or incentive stock options, and will be granted at the discretion of the Company’s CEO and Board of Directors. Any cash bonus payments will be less payroll deductions and all required withholdings.

You will be eligible to participate in the Company’s general employee benefits in accordance with the terms, conditions and limitations of any such benefit plans, as in effect from time to time.

2. Incentive Stock Option and Restricted Stock Units grants.

In addition to the compensation and benefits described above, the Company will grant you Two Hundred Thousand (200,000) Stock Options, representing the option to purchase shares of the Company’s common stock at a price equal to the closing price of the common stock on the Hire Date. The foregoing stock option will be subject to the Company’s 2014 Equity Incentive Plan and standard form of stock option agreement (the “Option Agreement”), and shall provide that 25% of the shares vest after twelve (12) months, and the remaining 75% of the shares vest in equal monthly installments over the following thirty-six (36) months.

In addition the Company will grant you One Hundred Thousand (100,000) Restricted Stock Units (“RSUs”). The foregoing RSU award will be subject to the Company’s 2014 Equity Incentive Plan and standard form of RSU agreement, and 25% of the shares of common stock subject to the award of RSUs shall vest and be released on each yearly anniversary of the Hire Date, such that all shares subject to the award of RSUs shall be vested and released on the fourth (4th) anniversary of the Hire Date.

www.adverumbio.com

3. Confidentiality and Proprietary Information Obligations.

(a)	Company Policies and Proprietary Information Agreement. You will be required to sign the Employee Proprietary Information and Invention Assignment Agreement attached hereto as Exhibit A (the “Proprietary Information Agreement”).

(b)	Adverse or Outside Business Activities. Throughout your employment with the Company, you may engage in civic, academic teaching and lectures, and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. You may not engage in other employment or undertake any other commercial business activities unless you obtain the prior written consent of the Company’s CEO. In addition, throughout the term of your employment with the Company, you agree not to, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, executive, partner, employee, principal, agent, representative, consultant, licensor, licensee or otherwise with, any business or enterprise engaged in any business which is competitive with or which is reasonably anticipated to be competitive with the Company’s business; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. You hereby represent and warrant that you have disclosed previously to the Board all other employment or other commercial business activities that you already undertake, or intend to undertake (to the extent currently known by you), during your period of employment with the Company.

4. No Conflicts.

By signing this Agreement you hereby represent to the Company that, except as previously disclosed to the Company: (a) your employment with the Company is not prohibited under any employment agreement or other contractual arrangement; and (b) you do not know of any conflicts that would restrict your employment with the Company. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company, and that you are presently in compliance with such contracts, if any.

5. At Will Employment; Change in Control and Severance Agreement.

Subject only to the benefits described in the Change in Control and Severance Agreement attached hereto as Exhibit B, your employment relationship with the Company will be an “at-will” arrangement. This means that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice. The Company also has the right to reassign you or change your compensation at any time, with or without cause or advance notice. This “at-will” employment relationship cannot be changed except in a written agreement approved by the Company and signed by you and by a duly authorized officer of the Company.

6. Miscellaneous.

6.1. Conditions of employment. As required by law, your employment is contingent upon satisfactory proof of your identity and legal authorization to work in the United States. Additionally, this offer is contingent upon your completion of the employment application, verification of your references, satisfactory completion of a pre-employment background check, and execution of the Proprietary Information Agreement and the Acknowledgment of Business Ethics and Conduct Guide and Company Policies by or on your first day of employment.

6.2. Entire agreement. This Agreement, together with your Proprietary Information Agreement (Exhibit A) and Change in Control and Severance Agreement (Exhibit B), forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this Agreement supersede any other agreements or promises made to you by anyone, whether oral or written, concerning your employment terms.

6.3. Succession and assignment. This Agreement is personal to you and shall not be assigned by you. Any purported assignment by you shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

6.4. Enforceability. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

6.5. Governing law and jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of California, county of San Mateo. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

6.6. Headings and captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

6.7. No construction against drafter. Any ambiguity in this Agreement shall not be construed against either party as the drafter.

6.8. Waiver. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.

6.9. Counterparts. This Agreement may be executed in counterparts, which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

7. Acknowledgement of Full Understanding. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE FULLY READ, UNDERSTAND AND VOLUNTARILY ENTER INTO THIS AGREEMENT. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF YOUR CHOICE BEFORE SIGNING THIS AGREEMENT.

Please sign and date this letter and return it to me in order to confirm your anticipated employment terms as set forth above.

We look forward to a productive and enjoyable work relationship with you.

Sincerely,
Adverum Biotechnologies, Inc.:

/s/ Paul Cleveland
Paul Cleveland, Chief Executive Officer

Understood and Accepted:

/s/ Leone Patterson
Leone Patterson

Date: June 10, 2016